Exhibit 99.1

Media:	Investor Relations:
Caitlin Cieslik-Miskimen	Ronald Both
Antenna Group for ECOtality	Liolios Group
caitlin@antennagroup.com	ecty@liolios.com
(201) 294-0199	(949) 574-3860

ECOtality Reports Second Quarter 2012 Results

Roll-out of Blink Electric Vehicle Charging Network Drives Revenues up 116% Versus Prior Year

SAN FRANCISCO, August 14, 2012 – ECOtality, Inc. (NASDAQ:ECTY), a leader in clean electric transportation and storage technologies, today reported financial results for the second quarter ended June 30, 2012.

Q2 2012 Summary of Financial Results

Revenue in the second quarter of 2012 increased 116% to $13.0 million, as compared to $6.0 million in the second quarter of 2011. The increase in revenue was largely attributed to the continued successful roll out of the Blink® network of charging stations for the EV Project. The EV Project is a public-private partnership with the Department of Energy that seeks to develop, implement and study techniques for optimizing the deployment of a commercially viable electric vehicle (EV) charging infrastructure.

Net loss in the second quarter of 2012 declined to $3.9 million or $(0.16) per basic and diluted share, an improvement from a net loss of $5.6 million or $(0.40) per basic and diluted share in the same year-ago quarter.

Combined cash, restricted cash and cash equivalents at June 30, 2012 totaled $5.0 million, as compared to $10.2 million at December 31, 2011. The decrease in cash was primarily attributed to the rapid increase in both the production and installation of Blink® DC Fast Chargers required for the EV Project.

Q2 2012 Operational Highlights

•	Installed 1,364 Blink® chargers during the quarter, bringing the total number of charging stations to approximately 7,700, and maintaining the Blink network as the largest connected EV charging network in the world.

•	The Blink® network has delivered in total more than 8 gigawatts of electricity to EV drivers, who generated nearly 35 million miles of data for the EV Project.

•	Established a new joint venture entity, Tianjin Eco-Power Technology Co, Ltd., to manufacture and distribute charging products for China’s EV market.

•	Partnered with Kroger, one of the nation's largest grocery retailers, to install approximately 20 Blink electric vehicle charging stations at 10 Kroger locations in North Texas.

•	Partnered with other key retail and commercial business throughout the U.S. to install Blink electric vehicle charging stations

Management Commentary

“The increase in our second quarter revenue reflects the successful ongoing nationwide roll-out of ECOtality’s Blink network as we continue to deploy chargers to commercial and residential locations,” said Jonathan Read, president and CEO of ECOtality. “With over 34 million miles of invaluable real world data collected to date, the EV Project is getting strong participation in the market place and is garnering good momentum heading into the third quarter as we have officially expanded the program into Chicago, Philadelphia and Atlanta. Representing the largest connected EV network in the country, the Blink network continues to be a leading charging solution amongst EV drivers and commercial businesses as our footprint now spans over 35 states. As more EVs hit the road, usage of our commercial chargers continues to increase, and we are eagerly anticipating the introduction of access fees at Blink stations in the upcoming months to drive recurring revenue.”

Conference Call

ECOtality will host a conference call later today to discuss its second quarter of 2012 results and outlook for the second half of the year, followed by a question and answer period.

Date: Tuesday, August 14, 2012

Time: 4:30 p.m. Eastern time (1:30 p.m. Pacific time)

Dial-In Number: 1-877-941-2069

International: 1-480-629-9713

Conference ID#: 4557281

Webcast: http://public.viavid.com/index.php?id=101299

The conference call will be webcast live and available for replay via the investor relations section of the company's website at www.ecotality.com.

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Liolios Group at 1-949-574-3860.

A replay of the call will be available after 7:30 p.m. Eastern time on the same day and until August 21, 2012.

Toll-free replay number: 1-877-870-5176

International replay number: 1-858-384-5517

Replay pin number: 4557281

About ECOtality, Inc.

ECOtality, Inc. (NASDAQ:ECTY), headquartered in San Francisco, California, is a leader in clean electric transportation and storage technologies. Through innovation, acquisitions, and strategic partnerships, ECOtality accelerates the market applicability of advanced electric technologies to replace carbon-based fuels. For more information about ECOtality, Inc., please visit www.ecotality.com.

ECOTALITY INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except per share data)

	June 30,	December 31,
	2012	2011
	(Unaudited)	(Note 2)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$4,323	$9,591
Restricted cash	700	587
Receivables, net of allowance for bad debts of $149 and $81 as of June 30, 2012 and December 31, 2011, respectively	3,082	3,124
Inventory	25,110	15,497
Prepaid expenses and other current assets	818	732
Total current assets	34,033	29,531
Property and equipment, net	15,611	16,630
Other assets	50	147
Goodwill	3,496	3,496
Intangible assets, net	898	709
TOTAL ASSETS	$54,088	$50,513
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$6,490	$10,939
Accrued legal fees	255	125
Accrued payroll	904	793
Unearned revenue, current portion	17,805	11,078
Warranty reserves	607	577
Current portion of long term debt	-	1,647
Accrued liabilities, other	2,217	2,439
Total current liabilities	28,278	27,598
Long term portion of unearned revenue	341	121
Long term portion of convertible note, less unamortized discount of $110 as of June 30, 2012	4,890	-
Other long term debt	188	109
TOTAL LIABILITIES	33,697	27,828

Stockholders’ equity:
Series A convertible preferred stock, $0.001 par value, 200,000 shares authorized, 6,330 shares issued and outstanding as of June 30, 2012 and December 31, 2011	6	6
Common stock, $0.001 par value, 1,300,000 shares authorized, 23,912 and 23,915 shares issued and outstanding as of June 30, 2012 and December 31, 2011, respectively	24	24
Additional paid-in capital	127,884	127,488
Accumulated deficit	(107,447)	(104,759)
Accumulated other comprehensive loss	(76)	(74)
TOTAL STOCKHOLDERS' EQUITY	20,391	22,685
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$54,088	$50,513

See the accompanying notes to the condensed consolidated financial statements.

ECOTALITY INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
	(Unaudited)		(Unaudited)

Revenue	$13,014	$6,038	$26,664	$10,375
Cost of goods sold	9,958	6,885	18,454	12,213

Gross profit (loss)	3,056	(847)	8,210	(1,838)

Operating expenses:
Sales and marketing	1,322	409	2,538	1,335
Research and development	299	131	624	246
General and administrative	5,268	4,193	10,181	7,138
Warrant expense	-	-	-	1,784

Total operating expenses	6,889	4,733	13,343	10,503

Loss from operations	(3,833)	(5,580)	(5,133)	(12,341)
Interest income	0	3	165	5
Interest expense	(85)	(27)	(105)	(42)
Other income (expense), net	(1)	6	2,404	8

Loss before income taxes	(3,919)	(5,598)	(2,669)	(12,370)
Income tax expense	(18)	-	(19)	-

Net loss	$(3,937)	$(5,598)	$(2,688)	$(12,370)

Net loss per share:

Basic	$(0.16)	$(0.40)	$(0.11)	$(0.90)

Diluted	$(0.16)	$(0.40)	$(0.11)	$(0.90)

Weighted-average common shares outstanding:

Basic	23,914,185	14,005,179	23,914,826	13,694,687

Diluted	23,914,185	14,005,179	23,914,826	13,694,687

See the accompanying notes to the condensed consolidated financial statements.